CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): December 11, 2009

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 2: Financial Information

Item 2.04.  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

We entered into various notes in 2008 and 2009, and as of the date of this Report, we are, or have recently been, out of compliance with selected terms of these notes.  We recently commenced negotiations with many of these note holders to seek a settlement regarding the defaults. As described in more detail below, we entered into a Waiver of Default with one note holder, but have not reached any formal or definitive agreements with any of the other note holders.

Between May 2009 and June 2009, we received an aggregate of approximately $1,796,00012% Series 2 Senior Notes, as described in the Current Report on Form 8-K that we filed on May 6, 2009 and June 15, 2009.  The Series 2 Notes bear interest at the annual rate of 12% and all accrued interest on the outstanding unpaid principal amount is payable quarterly on June 1st, September 1st, December 1st, and March 1st of each year after the issuance.  Since we have not yet paid the interest that was due on December 1, 2009, we are in default.  Although we have not received any notice from the holders of the Series 2 Note requesting we cure this default , we have exceeded the cure period and therefore, all of the Series 2 Notes are immediately due and payable and the interest is increased from 12% per annum to 18% per annum.

On September 15, 2009, we entered into a Note and Warrant Purchase Agreement with St. George Investments, LLC pursuant to which we issued and sold a 12% promissory note in the principal amount of $555,555.56 (the “St. George Note”).  Pursuant to the terms of the St. George Note, a decrease below $50,000 in the ten-day average daily trading volume of our stock constitutes a Trigger Event (as defined in the St. George Note), which triggers certain penalties.  St. George notified us that such Trigger Event occurred on each of October 20, 2009 and October 21, 2009, but agreed to waive the default and the penalties in exchange for 250,000 shares of our common stock.  On October 23, 2009, we entered into a Waiver of Trigger Event agreement with St. George to reduce this agreement to writing, pursuant to which we also agreed to register the 250,000 shares by December 4, 2009.  Since we did not register the shares by such date and additional defaults have since occurred, we were once again in default of  the St. George Note.  However, on December 11, 2009, we entered into a Waiver of Default agreement with St. George pursuant to which: (i) St. George waived all defaults through February 1, 2010 and agreed not to accelerate any amounts due under the St. George Note before February 1, 2010; (ii) St. George shall keep the 250,000 shares received pursuant to the Waiver of Trigger Event Agreement and we must register those shares on or before February 1, 2010; (iii) the principal amount of the Note shall increase by 25%; and, (iv) the interest on the St. George Note increased to the rate of 18% per annum.  In consideration for this waiver, we agreed to  pay St. George a fee equal to 10% of the outstanding amount owed under the St. George Note, which fee shall be added to the balance of the St. George Note.  If we fail to deliver the shares to St. George by December 18, 2009 or the occurrence of certain other events set forth in the Waiver of Default occur, St. George shall remain entitled to the shares and to the 10% fee as compensatory damages.

On September 10, 2009, we entered into a Bridge Loan Agreement with Cantone Research, Inc. whereby the Lender agreed to provide a Bridge Loan for $58,000, with an annual interest of 12% per annum.  The Bridge Loan was due and payable, together with all accrued and unpaid interest thereon, on or before December 1, 2009 and since it was not paid before October 9, 2009, the interest rate increased to 18% per annum until such time as the Bridge Loan is paid in full.  Additionally, since the Bridge Loan was not repaid by December 1, 2009, $25,000 was added to the principle value of the Bridge Loan obligation plus we shall pay up to $10,000 for any out-of-pocket legal costs that Cantone will incur to collect the obligation.  At the date of this Report, we have not received any notice form the holder of the Bridge Loan requesting acceleration of payment due to the default.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1*	Form of Series 2 Note
10.23	Form of St. George Note (Form of Series 2 Note (Incorporate by reference to Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed on September 18, 2009)
10.3	Form of Bridge Loan (Incorporate by reference to Exhibit 10.5 to the Issuer’s Current Report on Form 8-K filed on September 18, 2009)
10.4*	Form of Waiver of Default dated December 11, 2009
10.5*	Form of Waiver of Trigger Event dated October 23, 2009

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:  /s/  Douglas MacLellan
      Name:  Douglas MacLellan
      Title:   Chief Executive Officer

Dated:  December 16, 2009